Exhibit 19.1

ATAIBECKLEY INC.
INSIDER TRADING COMPLIANCE POLICY

Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm AtaiBeckley Inc.’s reputation, and result in your dismissal from AtaiBeckley Inc. (together with its subsidiaries, the “Company”) or even serious criminal and civil charges against you and the Company. The Company reserves the right to take disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

This Insider Trading Compliance Policy (this “Policy”) consists of seven sections:

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Section I: Persons Covered;
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Section II: Statement of Policies Prohibiting Insider Trading;
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Section III: Explanation of Insider Trading;
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Section IV: Statement of Procedures to Prevent Insider Trading;
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Section V: Prohibited Transactions;
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Section VI: Rule 10b5-1 Trading Plans;
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Section VII: Policy Administration; and
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Section VIII: Certification of Compliance.
I.
Persons Covered

This Policy applies to all officers, directors, and employees of the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of your household also comply with this Policy. This Policy also applies to any entities you control, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. Officers, directors and employees, together with any other person designated as being subject to this Policy by the Chief Legal and Business Officer or his or her designee (the “General Counsel”), are referred to collectively as “Covered Persons.” Every Covered Person must review this Policy. Questions regarding the Policy should be directed to the Company’s General Counsel.

II.
Statement of Policies Prohibiting Insider Trading

No Covered Person shall purchase, sell, gift or otherwise transfer any type of security while in possession of material nonpublic information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company. No Covered Person shall purchase, sell, gift or otherwise transfer any security of any other company, including any customer, supplier, business partner or economically-linked company, such as a competitor or peer company, while in possession of material nonpublic information if such information is obtained in connection with the Covered Person’s employment by or service to the Company (to the extent there is a reasonable likelihood that such information would be considered important to an investor in making an investment decision in such other company).

These prohibitions do not apply to the following “permitted transactions”:

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Transactions in the Company’s securities directly with the Company;
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Transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercise or open-market sales to cover taxes upon the vesting of restricted stock units);
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401(k) Plans. To the extent the Company offers its securities as an investment option in the Company’s 401(k) plan, the purchase of stock through the Company’s 401(k) plan through regular payroll deductions. However, the sale of any such stock, the election to change instructions regarding the level of contributions or to transfer funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy;
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Stock Purchase Plans or Dividend Reinvestment Programs (DRIP). To the extent the Company offers its securities as an investment option in an employee stock purchase plan or offers a dividend reinvestment plan, the purchase of stock through the Company’s employee stock purchase plan resulting from a periodic contribution pursuant to an election made at the time of enrollment or resulting from the reinvestment of dividends paid on Company stock, respectively. However, the sale of any such stock, the decision to participate in such plan, or changing instructions regarding the level of withholding contributions which are used to purchase such stock, is subject to this Policy;
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Gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, provided that such gift transactions involving Company securities are subject to pre-clearance;

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“Sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options);
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Transactions in the Company’s securities made pursuant to a pre-cleared Trading Plan (as defined below). For more information about Rule 10b5-1 trading plans, see Section VI below; or
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Transactions in the Company’s securities made pursuant to a pre-cleared “non-Rule 10b5-1 trading arrangement” as defined in Item 408 of Regulation S-K.

In addition, Covered Persons shall not directly or indirectly communicate (or “tip”) material, nonpublic information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III.
Explanation of Insider Trading

“Securities” includes stocks, bonds, notes, debentures, options, warrants, and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.

The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the General Counsel prior to considering a transaction in Company securities.

A.
What Facts AreMaterial?

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about financial information, including corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers, joint ventures, dispositions or changes in assets; major new products or product developments; important business developments such as trial results; developments regarding strategic collaborations or the status of regulatory submissions; major contract awards

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or cancellations; incidents involving cybersecurity, data protection or personally identifiable information; developments regarding the Company’s intellectual property portfolio; management or control changes; changes in the outside auditor or notification by the auditor that the Company may no longer rely on an auditor’s report; significant borrowing or financing developments including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good rule of thumb: When in doubt, do not trade.

B.
What Is Nonpublic?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making itgenerally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the US Securities and Exchange Commission (the “SEC”), or a Regulation FD-compliant conference call. The General Counsel shall have sole discretion to decide whether information is public for purposes of this Policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of one (1) full trading day following release of the information to the public, is a reasonable waiting period before such information is deemed to be public. For purposes of this Policy, a “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Monday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Tuesday.

IV.
Statement of Procedures to Prevent InsiderTrading

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every Covered Person is required to follow these procedures.

A.
Pre-Clearance of Transactions by Officers, Directors and Certain Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase, sale, gift or other transfer of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, gifts, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and such other employees as are designated from time to time by the Board of Directors (the “Board”), the Chief Executive Officer or the Chief Financial Officer as being subject to this pre-clearance process (with their controlled entities and household members) (each, a “

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Pre-Clearance Person”) must be pre-cleared by the General Counsel. For the avoidance of doubt, any designation by the Board of the employees who are subject to pre-clearance may be updated from time to time by the General Counsel or the Chief Financial Officer.

A request for pre-clearance must be in writing (including without limitation by e‑mail), should be made at least two business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, a gift, an option exercise, etc.), the proposed date of the transaction and the number of shares, options or other securities to be involved. In addition, unless otherwise determined by the General Counsel, the Pre-Clearance Person must execute a certification (in the form approved by the General Counsel) that he, she or it is not aware of material, nonpublic information about the Company. The General Counsel shall have sole discretion to decide whether to pre-clear any contemplated transaction, provided that the Chief Financial Officer shall have solediscretion to decide whether to pre-clear transactions by the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel. All transactions that are pre-cleared must be effected within five (5) business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel (or the Chief Financial Officer, in the case of the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel). A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, nonpublic information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

Pre-clearance does not relieve anyone of his or her responsibility under SEC rules and should not be understood to represent legal advice by the Company that a proposed transaction complies with SEC rules or applicable law. None of the Company, the General Counsel, or the Company’s other employees will have liability for any delay in reviewing, or refusal of, a request for pre-clearance.

B.
Black-out Periods

No officer, director or other employee designated from time to time by the General Counsel or the Chief Financial Officer as being subject to quarterly black-out periods (with their controlled entities and household members) (each a “Black-out Restricted Person”) shall purchase, sell, gift or otherwise transfer any security of the Company during the period beginning at the time when U.S. national stock exchanges are open for trading (9:30 a.m. Eastern time) on the 30th calendar day following the end of any fiscal quarter of the Company (other than for the fiscal year end of the Company, for which the period shall begin on the 45th calendar day following such fiscal year end) and ending upon completion of one (1) full trading day after the public release of earnings data for such fiscal quarter except as otherwise permitted in Section II. For example, if the Company’s fourth fiscal quarter ends on December 31, the corresponding black-out period would begin at 9:30 a.m. Eastern time, on February 14 and end at the close of trading (generally, 4:01 p.m., Eastern time) on the first full trading day after the public release of earnings data for such quarter ended December 31. For each of the quarters ending March 31, June 30 and September 30, the corresponding blackout-period would begin at 9:30 a.m. Eastern time on April 30, July 30 and

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October 30, respectively. For the avoidance of doubt, any designation by the Board of the employees who are subject to quarterly black-out periods may be updated from time to time by the Chief Financial Officer or the General Counsel.

Exceptions to the black-out period policy may be approved only by the General Counsel (or, in the case of an exception for the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel, the Chief Financial Officer). Such exceptions can only be granted if the requesting Black-out Restricted Person is not in possession of material non-public information about the Company and is not otherwiseprohibited from trading pursuant to this Policy. Such exceptions are granted extremely infrequently and only in extraordinary circumstances.

From time to time, the Company, through the Board, the Company’s Disclosure Committee or the General Counsel, may recommend that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect and should not disclose to others that the Company has suspended trading. If the Company declares such an ad hoc black-out period to which you are subject, you will be notified when such black-out begins and when it ends.

C.
Post-Termination Transactions

With the exception of the pre-clearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If you are in possession of material nonpublic information when your service terminates, the restrictions set forth in this Section IV continue to apply until that information has become public or is no longer material.

V.
Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities:

A.
Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. Short sales may reduce the seller’s incentive to improve the Company’s performance. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

B.
Options

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A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that a Covered Person is trading based on material, nonpublic information. Transactions in options, whether traded on an exchange on any other organized market or on an over the counter market, also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on any other organized market or on an over the counter market, are prohibited by this Policy.

C.
Hedging Transactions

Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, may cause a Covered Person to no longer have the same objectives as the Company’s other shareholders. Therefore, all such transactions involving the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy.

D.
Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank, or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities). Notwithstanding the foregoing, under certain circumstances an exception may be granted for a Covered Person to pledge Company securities as collateral for a loan (not including margin debt) where the Covered Person clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities. Any Covered Person that wishes to do so must submit a pre-clearance request to the General Counsel at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge. The General Counsel shall have absolute discretion over approving or rejecting such proposed pledge and may impose additional requirements in connection with granting the pre-clearance request, including a requirement that the proposed pledgee expressly agrees to accept the terms of this Policy with respect to such pledged Company securities to the reasonable satisfaction of the General Counsel. The Company shall assume no liability for the consequences of any transaction made pursuant to such request.

E.
Standing Orders

A standing order placed with a broker to sell or purchase Company securities at a specified price leaves the security-holder with no control over the timing of the transaction. A transaction pursuant to a standing order, which does not meet the standards of a Trading Plan (as defined below) approved in compliance with this Policy, executed by the broker when the Covered Person

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is aware of material nonpublic information about the Company, may result in unlawful insider trading. Other than in connection with a Trading Plan under this Policy, entry into or fulfillment of a standing order is prohibited whenever a Covered Person is in possession of material nonpublic information about the Company (including during a quarterly black-out period for Black-out Restricted Persons or ad hoc black-out period for those insiders subject to such procedures). All standing orders must be of limited duration, cancelable, and in the case of a Black-out Restricted Person or person subject to an ad hoc black-out period, must be immediately canceled upon commencement of quarterly black-out or ad hoc black-out period, as applicable.

F.
Partnership Distributions

Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

VI.
Rule 10b5-1 TradingPlans

The restrictions in this Policy, except for provisions set forth in Section V, do not apply to transactions under a trading plan (a “Trading Plan”) that satisfies either:

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the conditions of Rule 10b5-1; or
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the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and
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the General Counsel has pre-approved.

The General Counsel may impose such other conditions on the implementation and operation of a Trading Plan as the General Counsel deems necessary or advisable.

An individual may only modify a Trading Plan outside of a black-out period and, in any event, when the individual does not possess material nonpublic information. Modifications to and early terminations of a Trading Plan are subject to pre-approval by the General Counsel.

The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the General Counsel or the Board of Directors, in its or their discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the General Counsel, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

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VII.
Policy Administration

The Company’s General Counsel shall be responsible for the administration of this Policy. The General Counsel shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the General Counsel, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws. Actions taken by the Company, the General Counsel, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy. In the absence of the General Counsel, responsibility for administering this Policy will rest with the Chief Financial Officer or such other employee as may be designated by the General Counsel.

The Board will approve any waiver of the terms of this Policy for directors or officers.

VIII.
Certification of Compliance

All Covered Persons may be asked periodically to certify their compliance with the terms and provisions of this Policy.

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